Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE April 22, 2016

ACME UNITED CORPORATION REPORTS RECORD FIRST QUARTER SALES AND 33% INCREASE IN EARNINGS PER SHARE

FAIRFIELD, CONN. – April 22, 2016 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the quarter ended March 31, 2016 were $25.3 million, compared to $22.8 million in the first quarter of 2015, an increase of 11% (12% in constant currency).

Net income was $565,000 or $.16 per diluted share for the quarter ended March 31, 2016 compared to $436,000 or $.12 per diluted share for the comparable period last year, an increase of 30% in net income and 33% in earnings per share.

On February 1, 2016, the Company acquired the assets of Diamond Machining Technology (“DMT”) for $7.0 million in cash. DMT is a leader in diamond sharpening tools for knives, scissors, chisels, and other cutting tools, and had sales of $5.4 million in 2015. Acme United’s first quarter 2016 revenues included approximately $1.0 million from the sales of DMT products.

Net sales for the first quarter of 2016 in the U.S. segment increased 12% compared to the same period in 2015 due to strong sales of Westcott school and office products, increased distribution of first aid products and the sale of DMT products.

Net sales in Canada in the first quarter of 2016 increased 22% in local currency, and 12% in U.S. dollars compared to the same period in 2015 primarily due to the introduction of the Cuda line of fishing tools and an improvement in the office products market in Canada.

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European net sales in the first quarter of 2016 decreased 4% in local currency and 6% in U.S. dollars compared to the first quarter of 2015 mainly due to the timing of shipments into the office products channel.

Gross margins were 36.3% in the first quarter of 2016 versus 36.9% in the comparable period last year. The lower gross margin was primarily due to product mix.

Walter C. Johnsen, Chairman and CEO said, “We are pleased to report another quarter of record performance. We delivered strong results in our Westcott family of cutting tools and our first aid business. Our Canadian business executed well, and rebounded from last year with sales to new retail customers and market share gains in the office channel. We are integrating the new DMT acquisition ahead of plan and have added new distribution in the U.S. and Europe. We believe we have a solid book of new business for the remainder of the year.”

Mr. Johnsen re-affirmed the guidance previously provided for 2016 of approximately $120.0 million in revenues, $5.6 million in net income, and $1.47 earnings per share.

The Company’s bank debt less cash on March 31, 2016 was $34 million compared to $26 million on March 31, 2015. During the twelve month period ended March 31, 2016, the Company paid approximately $7 million for the acquisition of the assets of DMT, spent $1.5 million on stock re-purchases and paid $1.3 million in dividends on its common stock. During the twelve month period, the Company also generated $2.2 million in cash flow from operations.

Acme United will hold a conference call to discuss its quarterly and year-end results, which will be broadcast over the Internet on Friday, April 22, 2016, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 888-287-5563. International callers may dial 719-457-2085. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives or by logging on to www.streetevents.com.

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ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only®, Pac-Kit® and DMT®. For more information, visit www.acmeunited.com.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER REPORT 2016
(unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2016	March 31, 2015

Net sales	$25,288	$22,837
Cost of goods sold	16,103	14,402
Gross profit	9,185	8,435
Selling, general, and administrative expenses	8,230	7,609
Income from operations	955	826
Interest expense, net	184	130
Other (income) expense, net	(38)	75
Pre-tax income	809	621
Income tax expense	244	185
Net income	$565	$436

Shares outstanding - Basic	3,336	3,300
Shares outstanding - Diluted	3,572	3,702

Earnings per share - basic	$0.17	$0.13
Earnings per share - diluted	0.16	0.12

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
FIRST QUARTER REPORT 2016
(Unaudited)

Amounts in $000's

	March 31, 2016	March 31, 2015
Assets
Current assets:
Cash	$1,474	$1,797
Accounts receivable, net	19,118	16,722
Inventories	37,551	35,925
Prepaid and other current assets	2,733	2,476
Total current assets	60,876	56,920

Property and equipment, net	7,745	7,158
Intangible assets, less amortization	17,224	12,374
Goodwill	1,406	1,375
Other assets	1,039	973
Total assets	$88,290	$78,800

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$6,279	$5,905
Other current liabilities	2,854	5,553
Total current liabilities	9,133	11,458

Long-term debt	35,696	27,561
Other non-current liabilities	316	315
Total liabilities	45,145	39,334
Total stockholders' equity	43,145	39,466
Total liabilities and stockholders' equity	$88,290	$78,800

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